SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of the 15th day of March, 2006

BY AND BETWEEN:

NERA ASA, a company incorporated and existing under the laws of Norway, whose address is a company incorporated and existing under the laws of Norway with principal offices at Kokstadvegen 23, P.O. Box 7090, N-5020 Bergen, Norway, (the “Seller”).

INTERLINK GLOBAL CORP., a corporation organized and existing under the Laws of the State of Nevada, United States of America (the “Buyer”).

WHEREAS:

A. Seller has the right to sell and is the beneficial owner of all of the issued and outstanding capital stock of COMMUNICATION NETWORKS HOLDINGS LTD., an exempted company incorporated and existing under the laws of Bermuda, whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda, (the “Parent Company”). At the time of the Closing, Nera will have taken all steps to become the legal owner of the capital stock or cause the legal owner to convey such stock.

B. Parent Company owns all of the issued and outstanding capital stock of TELECOMUNICACIONES NGTV, S.A., a corporation organized and existing under the Laws of the Bolivarian Republic of Venezuela (“NGTV”), and engaged in the provision of telecommunication services in Venezuela.

C. Seller wishes to sell and Buyer wishes to purchase all of the issued and outstanding capital stock of Parent Company (the “Shares”).

THIS AGREEMENT WITNESSES THAT the parties hereto have agreed as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the following meanings, which shall apply to both the singular and plural of the defined terms:

1.1.	“Agreement” shall mean this Stock Purchase Agreement, together with the Schedules and the Exhibits attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

1.2.	“Business Day” shall mean a day on which banks are open to the public in both Caracas and New York.

1.3.	“Closing Date” shall mean the date of execution of this Agreement by Seller and Buyer.

1.4.	“Companies” shall mean Parent Company and NGTV.

1.5.	“Dollars” and “US$” shall mean the currency of legal tender in the United States of America.

1.6.	“Knowledge” shall mean (i) actual knowledge; or (ii) knowledge by an officer or director of the Companies.

1.7.
“Material Adverse Effect” means an event or occurrence which has a material adverse effect on the ability of Seller to consummate the sale the Shares as contemplated hereby, or on the ability of Buyer to acquire or own the Shares.

1.8.	“Shares” shall have the meaning ascribed thereto in the Whereas Clause “C” of this Agreement.

2.  Sale and Purchase of the Shares

Subject to the terms of this Agreement, the Seller hereby sells as owner and the Buyer hereby purchases the Shares free from any lien, charges and encumbrances, and with all rights attaching to them. At the Closing, the Seller will deliver 100% of the stock of the Parent Company, which owns 100% of the stock of NGTV.

3.  Purchase Price for the Shares

The Buyer hereby agrees to pay Seller on the Closing Date the sum of One Million Seven Hundred Fifty Thousand Dollars (US$ 1,750,000.00) as the purchase price for the Shares (the “Cash Consideration”).

4.  Closing of the Transaction

The closing of the transactions contemplated by this Agreement shall take place on the Closing Date, as this term is defined in Section 1 above. At the closing , on the Closing Date (i) Buyer will deliver to Seller the Cash Consideration described in Section 3 above, either by bank draft or by wire transfer of immediately available funds to the following account of Seller: Beneficiary’s Bank: Nordea Bank Norge ASA, Oslo, Norway. Swift Code: NDEANOKK. Beneficiary Name: Nera ASA, Treasury Department. Account Number: 6019.04.41396 Currency Code: USD; and (ii) Seller will deliver to Buyer the certificate of the Shares.

Buyer shall have the right to have a new certificate of the Shares issued to its name by the secretary of the Parent Company in Bermuda.

5. Seller’s Representations and Warranties

The Seller hereby represents and warrants as follows:

(a)
The representations and warranties contained in this Section are true and correct and so shall continue to be until one year after the Closing Date, it being understood that each of said statements of facts, representations and warranties have been deemed by the parties to be material and essential, and shall survive the execution and delivery of this Agreement.

(b)
This Agreement and the documents and instruments executed by the Seller have been or will be duly and validly executed by the Seller and constitute valid and legally binding obligations of the Seller, enforceable in accordance with the terms thereof.

(c)
Seller has the right to sell the Shares free and clear of any and all liens, restrictions, options, voting trusts or agreements, proxies, encumbrances, claims or charges of any kind whatsoever. Seller will have at the Closing physical custody of the certificates evidencing all of the Shares. At the Closing, there shall be no outstanding warrants, stock options or other rights in third parties that would give rise to a claim on such Shares to any third party. At Closing, and subject to the approval referred to in Section 9 below, Buyer will acquire good and defensible title to the Shares, free and clear of any and all liens, restrictions, options, voting trusts, or agreements, proxies, encumbrances, claims or, to Sellers’ Knowledge, charges of any kind.

(d)
The execution and delivery of this Agreement by the Seller and the performance of the obligations contemplated herein, are within the corporate authority of the Seller, are not in conflict with any resolution adopted by the Shareholders Meeting or the Board of Directors of the Seller.

(e)	Seller shall forgive at the Closing all debt owed by the Parent Company and NGTV to Seller in the approximate amount of US$ 12,000,000.00. A list of the debt to be forgiven is attached as Schedule 1.

6. Buyer's Representations and Warranties

The Buyer represents to the Seller as follows:

(a)
The representations and the warranties and the statements of fact contained herein are true and correct and so shall continue to be until one year after the Closing Date, it being understood that each of said statements of facts, representations and warranties have been deemed by the parties to be material and essential, and shall survive the execution and delivery of this Agreement;

(b)	The Buyer has and will have full power and authority to enter into and perform its obligations under this Agreement;

(c)
This Agreement constitute and/or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganisation or other laws affecting creditors' rights generally, and, to the extent that equitable remedies such as specific performance and injunctions are available, subject to such equitable remedies as may be granted in the discretion of the court from which they are sought;

(d)	Buyer has knowledge of the Distribution Agreement that was executed among Seller, Parent Company, NGTV and NGTV’s Management Team (“MT”) on July 20, 2001 (the “Distribution Agreement”).

(e)
Buyer is aware that Section VIII “Distribution Terms” of the Distribution Agreement sets forth the priority order in which the proceeds received by Seller as a consequence of the eventual sale of NGTV’s Shares or the assets thereof shall be allocated.

(f)	All the information received by Buyer in connection with the Distribution Agreement has been disclosed by Seller in strict and absolute confidentiality.

7. Due Diligence

The Buyer acknowledges that it has completed to its satisfaction and prior to the execution of this Agreement a due diligence of the relevant information related to Parent Company and NGTV, as well as of all other material information in connection with this Agreement. The due diligence has included, without limitation, the review of the corporate files, financial statements, existing and pending litigations, material contracts, as well as any other relevant information of the Companies.

As a result of the due diligence completed by the Buyer, the Buyer expressly acknowledges that (i) the Seller’s representations and warranties are limited to those mentioned in Section 5 above; and (ii) the purchase price of the Shares has been agreed as described in Section 3 above.

Notwithstanding the foregoing, attached as Exhibits to this Agreement are the following:

1.	Exhibit A - Summary of financial information 31.12.2005

2.	Exhibit B - Account receivables consolidated as of 31.12. 2005.

It is expressly understood that Seller neither warrants nor in any other way acknowledges the accuracy of the information contained in the Exhibits, and assumes no obligation whatsoever in connection with such Exhibits

It is also expressly understood that Seller will have no liability (for indemnification or otherwise) with respect to additional matters governed under this Agreement for amounts exceeding the Cash Consideration actually received by Seller.

8. No Other Representations

Except for the representations and warranties contained in articles 5 and 6 hereof, neither Seller, Buyer, nor any other person or entity acting on behalf thereof, makes any representation or warranty, express or implied.

9. Buyer’s Commitment after Closing

The Buyer expressly agrees to inject into NGTV within 150 days following the Closing Date the amount of Two Million Dollars (US$ 2,000,000.00) in order to fund investment and working capital needs of NGTV (the “Post Closing Contribution”). It is expressly understood that, of the total Post Closing Contribution, Nine Hundred Seventy Nine Thousand One Hundred Seventy Nine Dollars (US$ 979,179.00) will be exclusively used by Buyer to pay outstanding unpaid salaries and severances of NGTV.

Buyer’s failure to perform the Post Closing Contribution shall entitle Seller to terminate this Agreement by means of a written notice addressed and delivered to Buyer, in accordance with the provisions of Clause 12 of this Agreement. It is expressly understood that in the event of termination of the Agreement upon Buyer’s default, Seller shall be able to retain, as a penalty clause, the Cash Consideration as indemnification for such default, without impairing or limiting the right of Seller to seek any other available remedy.

10. Notices

Any notice or other communication required or permitted to be given to any of the parties to this Agreement shall be in writing. Any such notice shall be deemed to have been duly given or made when it shall be delivered by hand, post, recorded delivery, telecopier or telex to such parties at the address specified below:

To the Seller:	NERA ASA
Kokstadvegen 23
P.O. Box 7090, N-5020 Bergen
Norway
Attn.: Mr. Thor Jernes
Fax: (47) 55225299

To the Buyer:	Interlink Global Corp.
6205 Lagoon Dr.
Suite 110
Miami, FL 33126
United States Of America
Attn.: Mr. Ron Williams
Phone: (305) 261-2007
Fax: (305) 261-2250

Or to such other address as a party may from time to time direct in writing.

Any notice delivered personally shall be deemed to have been received on the date of delivery. Any notice which is sent by overnight courier shall be deemed to have been received three (3) Business Days following the date of its deposit. Any notice sent by cable, telex, telecopier or other mode of representing or reproducing words in a legible and non-transitory form shall be deemed to have been served twenty-four hours after its dispatch.

In computing the date when notice must be given under any provisions requiring a specified number of days notice of any other event, the date of giving the notice shall be excluded and the date of the other event shall be included.

Any person entitled to notice pursuant to this Agreement may at any time waive any such notice, or waive or abridge the time for any notice required to be given to him hereunder, such waiver or abridgement, whether given before or after the event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing.

11. Distribution Agreement

Buyer expressly declares that in its character of new sole shareholder of Parent Company, and controlling company of NGTV, Parent Company and/or NGTV shall make no use whatsoever of the provisions set forth in the Distribution Agreement. Consequently, Buyer agrees to waive any right that Parent Company or NGTV may have under the Distribution Agreement.

Buyer further undertakes to refrain from selling its Shares of Parent Company and/or NGTV in the future unless the prospective purchaser of the Shares agrees to assume obligations similar to the contained in this Clause.

Buyer shall be liable before Seller in the event of Buyer’s failure to comply with the obligations and waivers assumed herein.

12. Release

At the Closing Date, Seller shall waive and settle any claims it may have against Parent Company and/or NGTV. In addition, Seller shall irrevocably waive any rights to any existing or future claims, offsets, actions, causes of action, suits, debts, sums of moneys and demands whatsoever which may have against Parent Company and NGTV.

13. Confidentiality and No Publication

The parties hereby agree to keep confidential all materials and information acquired or received hereunder and prevent the disclosure of such information to any third party, except such information that is generally available to the public or as is required by regulatory authorities with jurisdiction over the parties to this Agreement or unless such disclosure is authorized in writing by the other party. The terms of this Agreement and the information acquired in connection with the Agreement may be disclosed only with the consent of each of the parties hereto.

14. Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral or written, by and among the parties hereto with respect to the matters dealt with herein.

15. Amendment

This Agreement may not be amended or modified, except by written instrument signed by the relevant parties hereto.

16. Assignment

Neither this Agreement nor the rights or obligations of any party hereto shall be capable of assignment without the prior consent in writing of all other parties hereto.

17. Severability

The invalidity of any term or condition of this Agreement or any covenant herein contained on the part of any party shall not affect the validity of any other term, condition or covenant hereof or herein contained.

18. Enurement

This Agreement shall enure to the benefit of, and be binding upon, all parties hereto and their heirs, executors, administrators, successors, legal personal representatives and permitted assigns.

19. Fees and Expenses

Each Party shall bear its own expenses, including all fees and costs of accountants, legal counsels and other advisors incurred at any time in connection with negotiation, preparation, execution, performance of and compliance with this Agreement.

21. Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparts so executed shall be deemed to be an original and all such counterparts together shall for all purposes constitute one agreement, notwithstanding that all parties are not signatory to the same counterparts. Notwithstanding the date of execution of each counterpart, each counterpart shall be deemed to bear the date as of the date first above written.

22. Friendly Settlements

Each of the parties hereto has executed this Agreement in good faith. Consequently, the parties expressly agree that any dispute, claim or controversy arising out of or relating to this Agreement, shall, to the possible extent, be settled by the parties by friendly resolutions mutually achieved by the parties.

23. Governing Law and Submission to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the United Kingdom and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of the United Kingdom.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed under hand as of the date first above written.

NERA ASA

By:	/s/ Thor Jernaes
Name: Thor Jernaes

INTERLINK GLOBAL CORP.

By:	/s/ Anastasios Kyriakides
Name: Anastasios Kyriakides